Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2008, relating to the consolidated financial statements of Taleo Corporation (“Taleo”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standard Board (“FASB”) Interpretation No.48, “ Accounting for Uncertainty in Income Taxes - an interpretation of FASB No. 109,” effective January 1, 2007, and Statement of Financial Accounting Standards No. 123(R) “Share Based Payment” effective January 1, 2006) and our report dated March 13, 2008 relating to the effectiveness of Taleo’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Taleo for the year ended December 31, 2007.

San Jose, California
July 29, 2008